EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 10/27/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.09%	-0.55%	6.40%
Class B Units	-0.10%	-0.61%	5.65%
*	Subject to independent verification

COMMENTARY FOR THE WEEK ENDED OCTOBER 27, 2006

The Grant Park Futures Fund experienced a virtually flat week, ending the session with slight losses. Positions in the currencies and energies registered setbacks while gains came from the stock index and metals sectors.

Short positions in the Japanese yen, Swiss franc and euro recorded losses after those currencies settled higher against the U.S. dollar for the week. The dollar traded lower after the U.S. Federal Reserve Bank decided to leave short-term interest rates at 5.25% and analysts suggested that the accompanying statement on inflation, which was less hawkish in tone than investors had expected, accounted for the majority of weakness in the greenback. The dollar fell to three-week lows against the yen and euro later in the week after it was reported that the U.S. economy grew at a slower than expected pace during the third quarter. Long positions in the U.S. dollar index in New York also sustained losses.

Unexpected declines in U.S. crude and petroleum inventories resulted in losses for short positions in the energy sector. December crude closed $1.42 higher, closing at $60.75 per barrel. Prices for unleaded gasoline and heating oil were also higher, causing losses to short positions.

Long positions in the stock index sector posted gains after a round of favorable earnings reports boosted share prices. Earnings for Chevron, Exxon Mobil and General Motors exceeded Wall Street estimates for the third quarter, calming some investors’ concerns over weaker economic growth according to analysts. Longs in the S&P Composite Index, Nasdaq-100 Index and German DAX recorded gains, as did the Hong Kong Hang Seng.

Lastly, declines in zinc and aluminum inventories led to higher prices and gains for long positions on the London Metals Exchange. Zinc prices were up approximately 5% for the week while aluminum reached five-month highs during the session. Long positions in the lead contract were also profitable.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com